Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2022, relating to the financial statements of Fathom Holdings Inc., appearing in the Annual Report on Form 10-K of Fathom Holdings Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

June 15, 2022